Short Form Licensing Agreement
                                January 28, 2000

Natural Health Trends Corp. ("NHTC"), a Florida corporation with headquarters in Longmont, CO, owns certain rights to (1) a patented topical analgesic (US Patent # 5,032,400) and (2) other intellectual property related to the topical analgesic including but limited to the registered trademark, Natural Relief 12229) (collectively, the "Product"). NHTC and GLI, a Delaware corporation located at 38 High Acre Road, Weston, CT, wish to enter into an agreement to license Product rights to GLI (the "Agreement") on the following terms and conditions:

Rights Granted: NHTC hereby licenses to GLI worldwide rights to manufacture, distribute and sell the Product in all channels of distribution and fields of use excluding distribution and sales to medical doctors (the "Rights"). GLI's Rights include but are not limited to the right to distribute and sell Product to chiropractors, massage therapists, retail outlets, and consumers. All of GLI's rights are exclusive except for sales through retail outlets (i.e. drug stores, health food stores, etc) which rights are granted on a non-exclusive basis as further defined below. NHTC also grants to GLI exclusive rights to the trademark Natural Relief 1222. NHTC also agrees to assign to GLI all existing Product customers and distribution deals including but limited to the Chattanooga Distribution Agreement for Natural Relief 1222.

Reserved Rights: NHTC explicitly reserves (1) exclusive Product sales and distribution rights to medical doctors, (2) non-exclusive Product sales and distribution rights to chiropractors operating out of doctor's offices, and (3) non-exclusive Product sales and distribution rights to retail outlets such health food stores, drug stores, etc. NHTC warrants that its use of the Reserved Rights will be limited to making one additional agreement with a third party for exploitation of the Reserved Rights. The third party agreement will not include any rights to the trademark Natural Relief 1222 which has been licensed exclusively to GLI. GLI warrants and represents that it will not distribute or sell Product to medical doctors.

Royalty: GLI agrees to pay NHTC 5% of GLI's Net Sales resulting from the sale of the Product (the "Royalty). For the year 2005 the Royalty will be reduced to 3.5%. For the year 2006 and thereafter the Royalty will be reduced to 2.5%. GLI will report and pay Royalties to NHTC within 45 days of the close of each calendar quarter. The first Royalty report will be made at the end of the 3rd quarter of the year 2000. Net Sales are defined as gross sales proceeds actually received by GLI less discounts, allowances, and bad debt. NHTC will have the right to audit GLI's Net Sales annually. In the event that GLI's Net Sales are understated by 10% or more, GLI will bare the cost of the audit.


Minimums: From the date of this Agreement through the year 2004, GLI agrees that annual earned Royalties will be no less than defined minimum Royalties in order to retain exclusive rights to the Product. The Minimum Royalty for the year 2000 is $1 1,000 of which $8000 will be paid when Royalties are reported for the 3d quarter of 2000, and the balance would be paid when earned Royalties are reported for the 4h quarter of 2000. In 200 1, the Minimum Royalty is $12,000, which will be paid in equal quarterly installments when earned Royalties are reported. In years 2002, 2003 and 2004, the N4inimum Royalties is $50,000 per year and will be paid in quarterly installments when earned royalties are reported. Thereafter there will be no Minimum Royalty. For example, if Net Sales for the year 2002 were $500,000 dollars. The earned Royalties would be 5% of $500k or $25,000. This is less than the $50k Minimum Royalty, so that total Royalties paid for the year 2002 would be $50,000.

GLI Obligations: GLI agrees to pay Royalties on time as described above. GLI agrees to actively market the Product going forward. The principals of GLI agree to make their best efforts to market the Product going forward. Initially no less than one of the principals of GLI will work full time to market the Product. If GLI breaches any of its obligations, GLI will have 60 days from receipt of written notice from NHTC to cure the breach of the obligation. If GLI fails to cure the breach, GLI's exclusive rights to the Product will terminate, however, GLI will have option to continue selling the Product on an non-exclusive basis.

NHTC Obligations: NHTC agrees to (1) maintain the intellectual property related to the Product, (2) defend claims related the underlying rights to the Product and its intellectual property, and (3) carry product liability insurance of at least $3,000,000 and name GLI as additionally insured. If any of the intellectual property expires, or if NHTC fails to defend the underlying rights to the Product, or if NHTC fails to carry insurance with GLI named as additionally insured, then NHTC will have 60 days from receipt of written notice from GLI to cure the breach of the obligation. If NHTC fails to cure the breach, GLI will have no Anther obligation to pay Royalties.

Mutual Indemnities: GLI agrees to indemnify NHTC from all claims arising from GLI's negligence related to GLI's marketing and selling of the Product. NHTC agrees to indemnify GLI from all claims related to the underlying rights to the Product including but not limited to the patent and intellectual property claims related to the Product.

Inventory: NHTC agrees to provide GLI with a list of all raw materials, components, packaging, finished good and other inventory related to the Product (the "Inventory'). NHTC hereby authorizes GLI to use the Inventory in connection with its plans to manufacture, distribute and sell the Product. NHTC will notify holders of Inventory to grant GLI access to the Inventory. GLI agrees to pay NHTC 100% of its actual cost for the Inventory, if the Inventory is actually used and sold by GLI. GLI will not be obligated to pay NHTC for Inventory that is not used, or is not sold or merchantable. GLI will pay NHTC for Inventory used and sold within 30 days of shipment of the finished Product.

Customer Lists. NHTC agrees to provide GLI with a list of all Product customers. NHTC further agrees to forward all Product inquiries to GLI on a timely basis.

Sale of Underlying Rights to Product: If NHTC decides to sell its ownership rights to ft Product, GLI will have the right of first negotiation to purchase the rights to the Product and NHTC agrees to negotiate terms of sale with GLI in good faith.

Governing Law: New York. The parties agree to arbitrate disputes.

Notices: All notices should be sent to:

NHTC
c/o Mark Woodburn
380 Lashley Street
Longmont, CO 80501
303-682-4236 Fax

GLI
c/o Joe Grace
38 High Acre Road
Weston, CT 06883
203-222-9082 Fax

13. Modifications to the Agreement: All changes must be made in writing.

This represents the entire binding agreement between the parties; however, NHTC may replace this Agreement with a long form agreement at their expense.

Agreed to and Accepted:                            Agreed to and Accepted:
/s/ Mark D. Woodburn  01/28/00                    /s/ Joe Grace        01/28/00
Mark D. Woodburn        Date                          Joe Grace          Date
CFO                                                   President
NHTC                                                  GLI